Exhibit 10.2

October 24, 2008

Blockbuster Inc.

1201 Elm Street

Suite 2100

Dallas, TX 75270

Attn:    Eric H. Peterson, Executive Vice President, General Counsel & Secretary

Re: IPO and Split-Off and Related Agreements and Letters of Credit

Dear Mr. Peterson:

Reference is made to (i) the Amended and Restated Initial Public Offering and Split-Off Agreement dated as of June 18, 2004 (the “IPO Agreement”) among the company formerly named Viacom Inc. (“Old Viacom”), the company formerly named Viacom International Inc. (“Old Viacom International”) and Blockbuster Inc. (“Blockbuster”), (ii) the Amended and Restated Release and Indemnification Agreement dated as of June 18, 2004 between Old Viacom and Blockbuster, as amended by letter agreement dated as of August 26, 2004, (iii) the Amended and Restated Registration Rights Agreement dated as of June 18, 2004 between Old Viacom and Blockbuster, (iv) the Amended and Restated Transition Services Agreement dated as of June 18, 2004 between Old Viacom and Blockbuster, (v) the Amended and Restated Tax Matters Agreement dated as of June 18, 2004 between Old Viacom and Blockbuster, (vi) the Insurance Agreement dated as of June 18, 2004 between Old Viacom and Blockbuster, and (vii) the Agreement dated as of June 18, 2004 among Old Viacom, Paramount Home Entertainment, Inc., Sumner Redstone and Blockbuster (collectively, the “Full Split-Off Documents”). Reference is further made to the Letters of Credit provided by Blockbuster for the benefit of Old Viacom and Old Viacom International pursuant to the IPO Agreement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Full Split-off Documents.

Old Viacom, Old Viacom International, current Viacom Inc. (“New Viacom”) and current Viacom International Inc. (“New Viacom International”) each represents and warrants to Blockbuster that as of the closing of the separation of Old Viacom on December 31, 2005 (the “Viacom Separation Closing”), as described in Old Viacom’s Prospectus-Information Statement on Form S-4 filed with the SEC and declared effective on November 28, 2005 (the “S4”): (i) Old Viacom changed its corporate name to CBS Corporation; (ii) New Viacom received the assets, subject to the liabilities, of the businesses to be operated and liabilities to be assumed by New Viacom as described in the S4; (iii) New Viacom is a separate publicly-traded corporation listed on the NYSE; (iv) substantially all of the assets of Old Viacom prior to the Viacom Separation Closing were held immediately following the Viacom Separation Closing by either Old Viacom or New Viacom, and, specifically, Old Viacom International remained a wholly-owned subsidiary of Old Viacom and was renamed CBS Operations Inc.; and (v) a new entity named Viacom International Inc. is a wholly-owned subsidiary of New Viacom.

Old Viacom, Old Viacom International, New Viacom and New Viacom International each further represents and warrants to Blockbuster that pursuant to the Separation Agreement dated as of December 19, 2005 between Old Viacom and New Viacom filed on Form 8-K with the SEC on December 21, 2005 (the “Separation Agreement”; such agreement and related agreements being the “Separation Documents”), Old Viacom and Old Viacom International assigned, subject to obtaining the consent of Blockbuster as required by the agreements described in items (i), (ii), (iv) and (vi) in the first paragraph of this letter agreement (collectively, the “Split-Off Documents”) and as contemplated in the Separation Agreement, all of their rights, benefits, obligations, liabilities and duties under the Full Split-Off Documents to New Viacom, and New Viacom assumed such obligations, liabilities and duties of Old Viacom and Old Viacom International thereunder.

As of the date of this letter agreement, Blockbuster hereby ratifies and consents to the assignment by Old Viacom and Old Viacom International of all of their rights, benefits, obligations, liabilities and duties under the Split-Off Documents to New Viacom, and the assumption by New Viacom of all of the rights, benefits, obligations, liabilities and duties of Old Viacom and Old Viacom International thereunder. The parties agree that from and after the effectiveness of the assignment of the Split-Off Documents contemplated hereby, (i) the obligations, liabilities and duties of Blockbuster to Old Viacom and Old Viacom International therein are deemed to be obligations, liabilities and duties to New Viacom, and (ii) the obligations, liabilities and duties of Old Viacom and Old Viacom International to Blockbuster therein are deemed to be obligations, liabilities and duties of New Viacom; provided, however, that, notwithstanding anything to the contrary herein, nothing in this letter agreement shall in any way constitute a waiver of any of the rights and remedies of any of the parties hereto with respect to each other under the Full Split-Off Documents and the Separation Documents, as applicable, including, without limitation, any defense, setoff, claim or counterclaim, whether express, implied or available as a matter of law or in equity of any party against any other party under such agreements. The parties hereto reserve all of their respective rights under such agreements, at law or in equity.

In consideration of the foregoing ratification and consent by Blockbuster, Old Viacom, Old Viacom International, New Viacom and New Viacom International each covenants and agrees that from and after the date hereof (i) Old Viacom and Old Viacom International are not released from any of their respective rights, benefits, obligations, liabilities and duties under the Full Split-Off Documents as a result of such assignment and assumption, and (ii) Old Viacom and Old Viacom International are jointly and severally liable with New Viacom for all of the obligations, liabilities and duties owing to Blockbuster under the Full Split-Off Documents.

The parties further agree to cooperate reasonably with each other to take all steps reasonably necessary or desirable to amend the Full Split-Off Documents within a reasonable time after the date hereof for the purpose of clarifying any instances in such documents in which any references to “Viacom” or “Viacom International” contained therein need to remain a reference to Old Viacom and Old Viacom International, as the case may be, rather than New Viacom.

Except as reflected herein, the Full Split-Off Agreements remain unchanged and in full force and effect. Notwithstanding anything to the contrary, this letter agreement does not in any way affect the Separation Documents, including, without limitation, Section 5.01(d) of the Separation Agreement and the obligations of New Viacom to indemnify, defend and hold harmless Old Viacom and its subsidiaries with respect to Blockbuster and its affiliates, among other matters, in accordance with the terms and conditions thereof, which shall remain in full force and effect as if this letter agreement had never been entered into by the parties hereto.

This letter agreement is governed by and will be construed in accordance with the laws of the State of New York.

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

Please acknowledge your agreement with the terms of this letter by signing below and returning three fully executed copies to New Viacom.

Sincerely, CBS CORPORATION

By:	/s/ Louis J. Briskman
Name: Louis J. Briskman Title: EVP & General Counsel

CBS OPERATIONS INC.

By:	/s/ Louis J. Briskman
Name: Louis J. Briskman Title: EVP

VIACOM INC.

By:	/s/ Michael D. Fricklas
Name: Michael D. Fricklas Title: Executive Vice President

VIACOM INTERNATIONAL INC.

By:	/s/ Michael D. Fricklas
Name: Michael D. Fricklas Title: Executive Vice President

BLOCKBUSTER INC.

By:	/s/ Eric Peterson
Name: Eric Peterson Title: Executive Vice President